                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*



                              JADE FINANCIAL CORP.
             ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)

                                    469882104
             ------------------------------------------------------
                                 (CUSIP Number)

                                November 8, 1999
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed

                           [ ] Rule 13d-1(b)
                           [x] Rule 13d-1(c)
                           [ ] Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 10 Pages

CUSIP NO.  469882104                13G                   PAGE  2 of 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Arles Partners LP


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     New York


                    5    SOLE VOTING POWER
                         0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               30,000
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         30,000


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         30,000


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                            [ ]


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         1.60%


12   TYPE OF REPORTING PERSON
         PN

* These are the same shares reported by Arles Advisors Inc over which it as general partner exercises voting and dispositive power.

CUSIP NO. 469882104                     13G                PAGE  3 of 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Homestead Partners LP


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware


                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               157,200
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         157,200



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         157,200




10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                        [ ]


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.39%



12   TYPE OF REPORTING PERSON
         PN

* These are the same shares reported by Arles Advisors Inc over which it as general partner exercises voting and dispositive power.

CUSIP NO. 469882104                     13G                 PAGE 4 of 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Arles Advisors Inc


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     New York


                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               187,200
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         187,200


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         187,200



10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.99%



12   TYPE OF REPORTING PERSON
         CO



* These are the same shares reported by Arles Partners LP and Homestead Partners LP as subject to shared voting and dispositive power.

CUSIP NO.  469882104                      13G                PAGE 5 of 10 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Warren A. Mackey


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S.A.


                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               187,200
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         187,200



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         187,200




10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                        [ ]


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.99%


12   TYPE OF REPORTING PERSON
         IN

* These are the same shares reported by Arles Partners LP, Homestead Partners LP and Arles Advisors Inc as subject to their shared voting and dispositive power.

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        ---------------------------------


                        SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934

                        ---------------------------------


Item 1.    (a).    Name of Issuer: JADE FINANCIAL CORP.


           (b).    Address of Issuer's Principal Executive Offices:

                   213 West Street Road
                   Feasterville, Pennsylvania 19053


Item 2.    (a).    Name of Person Filing:

                   This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): Arles Partners LP and Homestead Partners LP (collectively the "Limited Partnerships"), Arles Advisors Inc (the "General Partner") and Warren
           A. Mackey, the sole shareholder and director of the General Partner (who are collectively referred to herein as the "Filing Persons"). Arles Partners LP is a New York limited partnership formed for the purpose of investing in, among other things, the equity securities of various financial services providers. Homestead Partners LP is a Delaware limited partnership formed for the purpose of investing in, among other things, the equity securities of various financial services providers. Arles Advisors Inc, a New York company, is the general partner of each of the Limited Partnerships. The Filing Persons have entered into a Joint Filing Agreement, dated November 17, 1999, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Filing Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act. The Filing Persons expressly disclaim that they have agreed to act as a group.



                             Page 6 of 10 Pages

Item 2.    (b).    Address of Principal Business Office:

                   The Filing Persons all maintain the same principal business office at
                   767 Fifth Avenue, 5th Floor
                   New York, New York   10153

           (c). Citizenship: New York for Arles Partners LP and General Partner; Delaware for Homestead Partners LP; the General Partner's sole shareholder is a citizen of the U.S.A.


           (d). Title of Class of Securities: Common Stock, par value $.01 per share


           (e).    CUSIP Number: 469882104


Item 3.            If this statement is filed pursuant to Sections
                   240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

                   (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

                   (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

                   (d) [ ] Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8)

                   (e) [ ] An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E)

                   (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(ii)(F)

                   (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G)

                   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                   (j)   [ ] Group, in accordance with ss.240.13d-1(b)(ii)(J)

                  If this statement is filed pursuant to ss.240.13d-1(c), check this box [x].


Item 4.            Ownership.

           (a).    Amount Beneficially Owned:
                   30,000 shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Act by each of Arles Partners LP and Arles Advisors Inc. 157,200 shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Act by each of Homestead Partners LP and Arles Advisors Inc. Warren A. Mackey, the sole shareholder and director of Arles Advisors Inc, expressly disclaims direct and beneficial ownership of the shares reported as deemed to be beneficially owned by him.

           (b).    Percent of Class:
                           9.99%



                              Page 7 of 10 Pages

Item 4 (c). Number of shares as to which such person has:

            (i)    sole power to vote or to direct the vote                   0


            (ii)   shared power to vote or to direct the vote

                   -by Arles Partners LP and Arles Advisors Inc          30,000

                   -by Homestead Partners LP and Arles Advisors Inc     157,200

            (iii)  sole power to dispose or to direct the
                   disposition of                                             0


            (iv) shared power to dispose or to direct the disposition of

                   -by Arles Partners LP and Arles Advisors Inc          30,000

                   -by Homestead Partners LP and Arles Advisors Inc     157,200


Item 5.            Ownership of Five Percent or Less of a Class: Not Applicable


Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:
                                            Not Applicable


Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:
                                            Not Applicable


Item 8.            Identification and Classification of Members of the Group:
                                            Not Applicable


Item 9.            Notice of Dissolution of Group: Not Applicable



                              Page 8 of 10 Pages

Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.


                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Arles Partners LP
                                          By its General Partner
                                          Arles Advisors Inc

Dated:   November 17, 1999             By: /s/ Warren A. Mackey
                                          ----------------------------------
                                          Name: Warren A. Mackey
                                          Title: President


                                          Homestead Partners LP
                                          By its General Partner
                                          Arles Advisors Inc

Dated:   November 17, 1999             By: /s/ Warren A. Mackey
                                          ----------------------------------
                                          Name: Warren A. Mackey
                                          Title: President


                                          Arles Advisors Inc

Dated:   November 17,1999              By: /s/ Warren A. Mackey
                                          ----------------------------------
                                          Name: Warren A. Mackey
                                          Title: President


Dated:   November 17, 1999             By: /s/ Warren A. Mackey
                                          ----------------------------------
                                          Name: Warren A. Mackey



                               Page 9 of 10 Pages

                                                                      Exhibit A
                                                                      ---------

                     AGREEMENT REGARDING THE JOINT FILING OF
                                  SCHEDULE 13G

                              ---------------------

The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii) Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.



                                          Arles Partners LP
                                          By its General Partner
                                          Arles Advisors Inc

Dated: November 17, 1999               By: /s/ Warren A. Mackey
                                          ----------------------------------
                                          Name: Warren A. Mackey
                                          Title: President


                                          Homestead Partners LP
                                          By its General Partner
                                          Arles Advisors Inc

Dated: November 17, 1999               By: /s/ Warren A. Mackey
                                          ----------------------------------
                                          Name: Warren A. Mackey
                                          Title: President


                                          Arles Advisors Inc

Dated: November 17, 1999               By: /s/ Warren A. Mackey
                                          ----------------------------------
                                          Name: Warren A. Mackey
                                          Title: President



Dated: November 17, 1999               By: /s/ Warren A. Mackey
                                          ----------------------------------
                                          Name: Warren A. Mackey



                              Page 10 of 10 Pages